Exhibit 1.01

2025 Conflict Minerals Report

Lowe’s Companies, Inc. (the “Company” or “Lowe’s”) has included this Conflict Minerals Report as an exhibit to Form SD for the reporting period from January 1 to December 31, 2025, as provided for in Rule 13p-1 (“Rule 13p-1”) under the Securities Exchange Act of 1934, as amended. Unless the context indicates otherwise, the terms “Company,” “we,” “us” and “our” refer to Lowe’s and its consolidated subsidiaries.

I.Overview

Lowe’s has developed and implemented a reasonable and documented due diligence process, consistent with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and accompanying Supplements (the “OECD Guidance”), to determine the source and chain of custody of columbite-tantalite (also known as coltan), cassiterite, wolframite, gold and their derivatives tantalum, tin and tungsten (collectively, “3TG”) that are necessary to the functionality or production of products in our private brand product portfolio, and specifically, whether any 3TG originated in the Democratic Republic of the Congo or an adjoining country (collectively, the “Covered Countries”).

Based on the due diligence steps described in Sections III and IV herein, we found no reason to believe that the products in our private brand product portfolio were manufactured with necessary 3TG sourced from smelters or refiners (“SORs”) that directly or indirectly financed or benefited armed groups within the Covered Countries.

II. Product Description

Lowe’s evaluated the application of the terms “manufacture” and “contract to manufacture” (as used in Rule 13p-1) as they relate to the Company’s products, including products over which the Company may have specific influence in the manufacturing process and so may be products the Company is deemed to have “contracted to manufacture.” We then identified product groups for which 3TG may be necessary to the functionality or production. Lowe’s determined (i) it may have specific influence in the manufacturing process of and therefore be deemed to have “contracted to manufacture,” certain products in our private brand product portfolio and (ii) these products in our private brand product portfolio may include 3TG that is necessary to the functionality or production of those products (the “Covered Products”). The Covered Products are identified in the product groups listed in Attachment A to this Conflict Minerals Report.

III. Reasonable Country of Origin Inquiry

Lowe’s conducted a good faith reasonable country of origin inquiry (“RCOI”) on the source and chain of custody of the 3TG in the Covered Products by sending out the Conflict Minerals Reporting Template (“CMRT”) and reviewing smelter certifications through the Responsible Minerals Initiative (“RMI”), that we believe was reasonably designed to determine whether any of the necessary 3TG that may be contained in the Covered Products originated in the Covered Countries or came from recycled or scrap sources.

We do not directly source minerals from SORs or mines, nor do we have direct knowledge of the country of origin and chain of custody of 3TG in our supply chain. Our supply chain is complex and there are many intermediaries between us and mines from which participants in our supply chain source minerals. As a result, we must rely on our direct vendors and suppliers for information relating to the 3TG in the products we source from them, who in turn often similarly rely on their own vendors and suppliers as they too are often far removed from the actual source of any 3TG.

In conducting the RCOI, Lowe’s solicited information from vendors who supplied the Covered Products to Lowe’s for which 3TG may be necessary to the functionality or production regarding the inclusion of 3TG in those products including, but not limited to, the country of origin of the 3TG. For this process, Lowe’s used the CMRT published by the RMI, formerly the Conflict-Free Sourcing Initiative.

As a result of the RCOI, Lowe’s has reason to believe that certain of the necessary 3TG that may be contained in the Covered Products may have originated in the Covered Countries. Lowe’s therefore conducted further due diligence on the source and chain of custody of the necessary 3TG that may be contained in the Covered Products.

Based on the due diligence described below, Lowe’s believes the facilities used to process the necessary 3TG that may be in the Covered Products include 55 different SORs, 48 of which are RMAP Conformant (as defined below). None of the remaining 7 SORs, which are not RMAP Conformant, are in the Covered Countries.

IV. Due Diligence

Due Diligence Design

The Company’s due diligence framework is designed to conform to the five steps of the OECD Guidance.

Due Diligence Measures Performed

OECD Guidance Step 1 - Establish Strong Company Management Systems. Lowe’s Conflict Minerals Compliance Program is under the leadership of the Senior Vice President, Global Merchandising and the Executive Vice President, Merchandising, to whom the Product Compliance team provides updates regarding the program results. The compliance program is administered by the Product Compliance team, which works closely with various internal departments and external vendors to manage the process of supply chain due diligence to fulfill Lowe’s 3TG reporting and disclosure requirements. The Product Compliance team engages with stakeholders both internally and externally, conducts internal training and educational sessions, and collects and analyzes data to establish the source and chain of custody of 3TG in the Lowe’s supply chain. The findings and results of the due diligence process are discussed with the Executive Vice President, Merchandising, the Executive Vice President, Chief Legal Officer and Corporate Secretary, and Chief Compliance Officer and the due diligence framework and findings as contained in this Conflict Minerals Report are reported to the Sustainability Committee of the Lowe’s Board of Directors.

Lowe’s is committed to sourcing materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries. Lowe’s has adopted a Conflict Minerals Policy and communicated the principles thereof to its vendors and the public. The principles of the Lowe’s Conflict Minerals Policy are included in Lowe’s Vendor Code of Conduct, which applies to all vendors who provide services and goods to Lowe’s or any of its subsidiaries. In addition, Lowe’s Conflict Minerals Policy is publicly available on the Company’s website at: https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-conflict-minerals-policy. Our management systems include education, engagement and oversight regarding these principles, which are overseen by the Product Compliance team. Accordingly, we expect our vendors to (i) source materials from socially responsible suppliers, including certified/conflict-free SORs within the Covered Countries, (ii) work with us to determine the potential use of 3TG in our supply chain and (iii) conduct the necessary due diligence and provide us with proper verification of the source of materials used in their products. The Vendor Code of Conduct also details how to file a grievance with the Company and is publicly available at the following website: https://corporate.lowes.com/our-responsibilities/corporate-responsibility-reports-policies/lowes-vendor-code-conduct

OECD Guidance Step 2 - Identify and Assess Conflict Mineral Risk in the Supply Chain. Lowe’s established an internal Conflict Minerals Compliance Program, which included the creation of the Company’s Conflict Minerals Policy as discussed in Step 1 above. The Product Compliance team met with representatives from various departments within Lowe’s, identified product groups for which 3TG may be necessary to the functionality or production, as described above, and mapped the products within these product groups to their respective vendors in the supply chain. Based on interviews with representatives from various departments, the Product Compliance team initially evaluated approximately 23,000 products in the private brand product portfolio which were sourced from approximately 641 vendors to determine whether 3TG may be necessary to the functionality or production of such Covered Products. Following this initial evaluation, 119 vendors of approximately 2,539 Covered Products received a notification describing the Company’s Conflict Minerals Compliance Program requirements, expectations, and a link to the 3TG survey. Thereafter, using the CMRT, the Product Compliance team solicited information from those vendors regarding the inclusion of 3TG in the Covered Products they supply to Lowe’s including, but not limited to, the mine or country of origin of such 3TG.

Non-responsive suppliers received multiple follow-up emails reminding them of the Company’s initial survey response target date in an effort to encourage completion of the CMRT. The Product Compliance team worked directly with non-responsive suppliers to identify any issue the suppliers had in completing and returning the CMRT.

Lowe’s received CMRT responses from all vendors surveyed, or 100% of the population of Covered Products surveyed.

OECD Guidance Step 3 - Design and Implement a Strategy to Respond to Identified Conflict Minerals Risks. The Product Compliance team evaluated all CMRT responses for accuracy and consistency. Additionally, the Product Compliance team contacted vendors to address issues with the accuracy of their statements regarding the lack of presence of 3TG in their in-scope products, incomplete data, or non-identification of a SOR. If a SOR was identified, the Product Compliance team determined whether the SOR was certified as “compliant” or the equivalent by the RMI (referred to as “RMAP Conformant”). The Product Compliance team also developed a CMRT training document for vendors to reference in order to provide Lowe’s with confidence of the quality and depth of a vendor’s due diligence in their own supply chain.

In addition to the reporting system in place discussed in Step 1, the Product Compliance team adopted a risk assessment procedure, pursuant to which the Product Compliance team will, based on the 3TG results identified in Step 2, analyze, and evaluate vendor responses against an established list of risk indicators to identify potential risks within the Company’s supply chain and re-evaluate the Company’s standard operating procedure to identify and act upon such risks.

OECD Guidance Step 4 - Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain. In connection with our due diligence, Lowe’s uses and relies upon information made available by the RMI concerning its independent third-party audits of SORs to determine whether the SOR is RMAP Conformant.
OECD Guidance Step 5 - Report on Supply Chain Due Diligence. Lowe’s files a Form SD and Conflict Minerals Report with the Securities and Exchange Commission (the “SEC”) and also provides this Conflict Minerals Report on its website.

V. Independent Private Sector Audit In accordance with guidance issued by the SEC on April 29, 2014, Lowe’s is not required to submit, and is not submitting, an audit report of this Conflict Minerals Report prepared by an independent private sector auditor.

VI. Due Diligence Results Within the Conflict Minerals Policy, Lowe’s encourages all of our vendors to use RMAP Conformant SORs if they source from the Covered Countries. Based on information provided in vendor surveys and our own reasonable due diligence efforts, we believe the facilities used to process the necessary 3TG that may be in the Covered Products include 55 different SORs. Those SORs and their respective country locations are set forth in Attachment B to this Conflict Minerals Report. Based on a review of the RMI SOR database, 48 of these SORs are RMAP Conformant, which accounts for approximately 87% of the 55 SORs. Where applicable, Lowe’s notifies vendors that they source 3TG from SORs that are not RMAP Conformant. We have no reason to believe any of the 7 SORs that are not RMAP Conformant sourced necessary 3TG from the Covered Countries.

SORs Verified as RMI Certified

Tin	38 of 44 (86%)
Tantalum	3 of 3 (100%)
Tungsten	4 of 5 (80%)
Gold	3 of 3 (100%)
Total	48 of 55 (87%)

Based on information provided by vendors, as well as from the RMI, we believe the countries of origin of the necessary 3TG in the Covered Products include the countries listed in Attachment C. Vendors provided information on 10 countries of origin.

VII. 2026 Compliance Activities Lowe’s intends to undertake the following steps during 2026 to improve our due diligence to further mitigate any risk that the necessary 3TG that may be in our Covered Products benefit armed groups in the Covered Countries, including:

•Continue to engage the Company’s supply chain to obtain current, accurate, and complete information about the supply chain and implement responsible sourcing, including continuing to encourage all our vendors to use RMAP Conformant SORs;

•Continue training internal teams regarding 3TG and our due diligence process; and

•Continue to monitor supply chain developments in the Covered Countries, as well as other similar supply chain issues and SOR improvements, including a review of previously non-RMAP Conformant SORs to determine if they are now RMAP Conformant.

VIII. Disclosure Regarding Forward-Looking Statements

This Conflict Minerals Report includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity”, and similar expressions are forward-looking statements. Forward-looking statements involve, but are not limited to, statements about Lowe’s expected future vendor due diligence and engagement efforts and development of related processes. Such statements involve risks and uncertainties, and we can give no assurance that they will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, regulatory changes and judicial developments relating to conflict minerals disclosure; changes in our supply chain or products; and industry developments relating to supply chain diligence, disclosure, and other practices. Investors and others should carefully consider the foregoing factors and other uncertainties, risks and potential events including, but not limited to, those described in “Item 1A - Risk Factors” in our most recent Annual Report on Form 10-K and as may be updated from time to time in Item 1A in our quarterly reports on Form 10-Q or other subsequent filings with the SEC. All such forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update these statements other than as required by law.

Attachment A

Product Groups

The following product groups include Covered Products subject to the due diligence described in the Conflict Minerals Report:

Air Tools & Accessories	Kobalt Mech Tools
Automotive Tools	Lawn & Garden Tools
Bath Décor	Leaf Blowers
Bath Faucets	Levels & Squares
Battery Lifestyle	Marking Tools
Battery Mowers	Measuring Tools
Benchtop Tools	Medicine & Bathroom Cabinets
Buckets	Mirrors
Cabinet Hardware	Miter & Table Saws
Caulk Tools & Accessories	Online Mechanic & Automotive Tools
Chainsaws & Polesaws	Online Only Garage Storage
Chandeliers & Pendants	Outdoor Heat
Clamps & Vises	Outdoor Lighting
Closet Accessories	Outdoor Trashcans
Compressors DIY & Stationary	Paint Applicator Accessories
Corded Tools	Paint Sprayers
Cordless Batteries & Chargers	Paint Tools
Cordless Combo Kits	Patio Furniture
Curtains Rods Rings & Liners	Pet Products
Cutting Bare Tools	Planters
Décor Lamps	Plastic Storage
Décor Shelving	Pliers & Wrenches
Demolition Tools	Pneumatics
Drapery Hardware	Portable Tool Storage
Drilling / Driving Bare Tools	Rollers, Trays, Liners, & Cages
Drilling / Driving Kits	Rotary & Oscillating Tools
Electrical Tools & Testers	Routers & Router Accessories
Electronic Tools	Screwdrivers
Extension Cords	Shelving
Flashlights	Showering Products
Floor Tile	Snowblowers
Flooring Tools	Special Bare Tools
Flushmounts	Striking Tools
Garage Organization	String Trimmers & Augers
Generators	Tie Downs & Bungees
Grill Accessories	Timers & Surge Protectors
Grills	Toilets
Halloween	Trim A Tree
Hammers	Utility Knives
Hand Saws	Vanities
Handheld Accessories	Vanity Lighting

Hedge Trimmers & Edgers	Vanity Decor
Indoor Furniture	Wall Tile
Jobsite Tools	Watering
Kitchen Faucets	Wet Dry Vac
Kitchen Organization	Wheelbarrows & Carts
Kitchen Sinks	Woodworking Bare Tools

Attachment B

Metal	Smelter or Refiner Name	Country Location of Smelter or Refiner
Gold	Metalor Technologies (Suzhou) Ltd. *	China
Gold	Shandong Gold Smelting Co., Ltd. *	China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd. *	China
Tantalum	Jiangxi Tuohong New Raw Material *	China
Tantalum	Kemet Blue Metals *	Mexico
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd. *	China
Tin	Alpha *	United States
Tin	Aurubis Beerse *	Belgium
Tin	Aurubis Berango *	Spain
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd. *	China
Tin	Chifeng Dajingzi Tin Industry Co., Ltd. *	China
Tin	China Tin Group Co., Ltd. *	China
Tin	China Yunnan Tin Co., Ltd. *	China
Tin	CRM Synergies *	Spain
Tin	Dowa Metaltech Co., Ltd. *	Japan
Tin	Empresa Metallurgia Vinto *	Bolivia
Tin	Fenix Metals *	Poland
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd. *	China
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	China
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd. *	China
Tin	Luna Smelter Ltd. *	Rwanda
Tin	Metallic Resources, Inc.*	United States
Tin	Mineração Taboca S.A. *	Brazil
Tin	Mining Minerals Resources SARL *	DRC
Tin	Minsur *	Peru
Tin	Mitsubishi Materials Corporation *	Japan
Tin	Ningbo Tongjin New Materials Co., Ltd.	China
Tin	O.M. Manufacturing (Thailand) Co., Ltd. *	Thailand
Tin	O.M. Manufacturing Philippines, Inc. *	Philippines
Tin	Operaciones Metalurgicas S.A. *	Bolivia
Tin	PT ATD Makmur Mandiri Jaya *	Indonesia
Tin	PT Bangka Prima Tin *	Indonesia
Tin	PT Cipta Persada Mulia *	Indonesia
Tin	PT Mitra Stania Prima *	Indonesia
Tin	PT Mitra Sukses Globalindo *	Indonesia
Tin	PT Premium Tin Indonesia *	Indonesia
Tin	PT Prima Timah Utama *	Indonesia
Tin	PT Putera Sarana Shakti (PT PSS) *	Indonesia
Tin	PT Rajehan Ariq *	Indonesia
Tin	PT Timah Tbk Kundur *	Indonesia
Tin	PT Timah Tbk Mentok *	Indonesia
Tin	Rui Da Hung *	Taiwan
Tin	Soft Metais Ltda.	Brazil
Tin	Super Ligas *	Brazil
Tin	Thaisarco *	Thailand
Tin	Tin Smelting Branch of Yunnan Tin Co., Ltd.	China
Tin	Tin Technology & Refining *	United States
Tin	White Solder Metalurgia e Mineracao Ltda. *	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China
Tin	Zhuzhou Smelter Group Co., Ltd	China
Tungsten	China Molybdenum Tungsten Co., Ltd. *	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd. *	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd. *	China
Tungsten	Hunan Jintai New Material Co., Ltd.	China

Tungsten	Xiamen Tungsten Co., Ltd. *	China
* Smelter or refiner certified RMAP Conformant by the Responsible Minerals Initiative

Attachment C

Countries of Origin

Bolivia	Japan
Brazil	Mexico
China	Peru
Democratic Republic of the Congo (DRC) *	Rwanda *
Indonesia	Spain
* Mines located within the Covered Countries with 3TG processed by RMAP Conformant SORs